                                                                   EXHIBIT 10.33


***OMITTED INFORMATION DENOTED BY ASTERISKS (***) HAS BEEN FILED SEPARATELY WITH THE COMMISSION AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.***




                         METHANOL PRODUCTION AGREEMENT



                                    between



                               BP CHEMICALS INC.



                                      and



                            STERLING CHEMICALS, INC.



                               September 26, 1996

                         METHANOL PRODUCTION AGREEMENT

                               TABLE OF CONTENTS
                               -----------------



                                                            PAGE

ARTICLE 1     DEFINITIONS.................................... 2

ARTICLE 2     TERM...........................................11

ARTICLE 3     CONSTRUCTION PHASE.............................13

ARTICLE 4     OPERATIONS PHASE...............................13

ARTICLE 5     REIMBURSEMENT AND PAYMENT......................17

ARTICLE 6     CHANGES IN SPECIFICATIONS......................22

ARTICLE 7     PRODUCT OWNERSHIP; RISK OF LOSS................22

ARTICLE 8     TESTING........................................23

ARTICLE 9     OPERATION OF UNIT AND RELATED MATTERS..........24

ARTICLE 10    SHUTDOWNS OF THE UNIT..........................24

ARTICLE 11    INSURANCE......................................25

ARTICLE 12    OPERATING EXPENSES.............................26

ARTICLE 13    CAPITAL EXPENDITURES...........................27

ARTICLE 14    FUTURE EXPANSION EXPENDITURES..................28

ARTICLE 15    PERSONNEL......................................29

ARTICLE 16    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..30

ARTICLE 17    REPRESENTATIONS AND WARRANTIES OF BP...........31

ARTICLE 18    ACCESS.........................................32

ARTICLE 19    MEETINGS.......................................34

ARTICLE 20    TAXES..........................................35

ARTICLE 21    FINANCIAL ASSURANCES...........................36

ARTICLE 22    ARBITRATION....................................36

ARTICLE 23    CONFIDENTIALITY AND INTELLECTUAL PROPERTY......37

ARTICLE 24    DEFAULTS; FAILURES; REMEDIES...................38

ARTICLE 25    INDEMNIFICATION................................38

ARTICLE 26    FORCE MAJEURE..................................42

ARTICLE 27    ASSIGNMENT.....................................44

ARTICLE 28    GENERAL........................................45


                                 EXHIBITS
                                 --------


                 Exhibit A        Methanol Specifications
                 Exhibit B        BP Contractual Commitments
                 Exhibit C        Summary of Insurance Coverage
                 Exhibit D        Company Marketing Costs
                 Exhibit E        BP Marketing Costs

                         METHANOL PRODUCTION AGREEMENT


          THIS METHANOL PRODUCTION AGREEMENT executed this 26th day of September, 1996, and effective as of the Effective Date, is by and between BP CHEMICALS INC., an Ohio corporation, and STERLING CHEMICALS, INC., a Delaware corporation.

                               W I T N E S E T H:

          WHEREAS, the Company owns an idle methanol production facility at its plant in Texas City, Texas that it desires to reconstruct through a combination of new construction and increase in capacity; and

          WHEREAS, BP is willing to share the actual costs of reconstructing and increasing the capacity of the Company's idle methanol production facility and operating it for a period of time thereafter in exchange for the right to receive a portion of the methanol produced from such facility, as set forth in this Agreement; and

          WHEREAS, the Company is willing to grant to BP the right to receive a portion of the methanol produced in exchange for BP sharing the actual costs of reconstructing, increasing the capacity and operating the Company's methanol production facility, as set forth in this Agreement;

          NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

          Unless otherwise stated in this Agreement, the following terms shall have the meanings ascribed to them below, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

          Affiliate: Affiliate of a party shall mean a corporation, at least 50% of the voting securities of which is owned directly or indirectly by such party; a corporation which owns directly or indirectly at least 50% of the voting stock of such party; a corporation, at least 50% of the voting securities of which is owned directly by a corporation which owns directly or indirectly at least 50% of the voting stock of such party; or any other entity controlled, controlled by or under common control with such party.

          After-Acquired Assets: All improvements, replacements, substitutions, deletions, additions or other changes to the Unit made after the Effective Date attributable to any Construction Expenditures, Capital Expenditures, and Future Expansion Expenditures incurred after the Effective Date.

          Annual Stated Capacity: A volume of Methanol equal to *** of the daily capacity of the Unit demonstrated on the Construction Completion Date in accordance with the Engineering Agreement, multiplied by 365, as it may be adjusted from time to time in accordance with Section 14.2 hereof.

          Agreement: This Methanol Production Agreement and all Exhibits hereto, as the same may be amended from time to time pursuant to the provisions hereof.
          Arbitration Notice:  As defined in Section 22.1 hereof.

          BP: BP Chemicals Inc., an Ohio corporation, and its successors and permitted assigns hereunder.

          BP Allocation: A volume of Methanol during each Contract Year equal to *** of the Methanol produced in the Unit during such Contract Year, subject to Section 5.5 hereof.

          BP Capacity Factor: The greater of (i) the product obtained by multiplying *** by the then Annual Stated Capacity or (ii) the quotient obtained by dividing the difference between the Annual Stated Capacity and ***
*** by two. For example, if the Annual Stated Capacity were 150 million gallons, then the BP Capacity Factor would be *** gallons, computed as follows: the greater of (i) *** x 150 million = *** million or (ii) (150 million
- *** million) / 2 = *** million.

          BP Capacity Percentage: The greater of (i) *** or (ii) the quotient (expressed as a percentage) obtained by dividing the BP Capacity Factor by the Annual Stated Capacity, to the second decimal place. For example, if the Annual Stated Capacity were 150 million gallons and the BP Capacity Factor were *** million gallons, then the BP Capacity Percentage would be ***, computed as follows: *** million / 150 million = ***.

          BPCL: BP Chemicals Ltd., a company registered in England and Wales which is an Affiliate of BP, and its successors and permitted assigns.

          BP Contribution: The volume of Methanol contributed by BP to the Methanol Pool, during each Contract Year, which shall be equal to the BP Allocation.

          BP Event of Default: During the Term hereof, (i) the failure by BP to perform any of its financial obligations hereunder, which failure continues for a period of thirty (30) days after receipt of written notice thereof by BP from the Company, (ii) the failure by BP to perform any other covenants or agreements hereunder to a material extent, which failure continues for a period of thirty
(30) days after receipt of written notice thereof by BP from the Company, and/or
(iii) the inaccuracy in any material respect of any representation or warranty made by BP in this Agreement; provided, however, that with respect to an event described in (i) or (ii) above, if BP has performed any such obligation, covenant or agreement or made any such payment prior to the expiration of such thirty (30)-day period, such failure or default shall not constitute a BP Event of Default.

          BP Marketing Costs:  As defined in Section 5.1(b) hereof.

          Business Day: A day in the City of Houston, Harris County, Texas, that is neither a Saturday, Sunday or legal holiday nor a day on which banking institutions in Houston, Texas, are obligated by law to close.

          Capacity Percentages: The BP Capacity Percentage and the Company Capacity Percentage.

          Capital Expenditures: The actual expenditures incurred after the completion of the Construction Phase to acquire any asset for use on, or for the benefit of, the Unit, or to add to, modify, replace or improve any asset used on, or for the benefit of, the Unit, including but not limited to repair costs in excess of insurance proceeds as provided in Section 10.3 hereof.

          Capital Project:  A project which requires Capital Expenditures.

          Claim:  As defined in Section 25.3 hereof.

          Company: Sterling Chemicals, Inc., a Delaware corporation, and its successors and permitted assigns hereunder.

          Company Allocation: A volume of Methanol during each Contract Year equal to *** of the Methanol produced in the Unit during such Contract Year, subject to Section 5.5 hereof.

          Company Capacity Factor: The difference between the Annual Stated Capacity and the BP Capacity Factor. For example, if the Annual Stated Capacity were 150 million gallons and the BP Capacity Factor were ***, then the Company Capacity Factor would be ***, computed as follows: ***.

          Company Capacity Percentage: The difference between 100% and the BP Capacity Percentage. For example, if the BP Capacity Percentage were ***, the Company Capacity Percentage would be ***, computed as follows: ***.

          Company Contribution: The volume of Methanol contributed by the Company to the Methanol Pool during each Contract Year, which shall be equal to the Company Allocation minus the Company Portion.

          Company Event of Default: During the Term hereof, (i) the failure of the Company to perform any of its financial obligations hereunder, which failure continues for a period of thirty (30) days after receipt of written notice thereof by the Company from BP, (ii) the failure by the Company to perform any of its obligations, covenants or agreements hereunder to a material extent, which failure continues for a period of thirty (30) days after receipt of written notice thereof by the Company from BP, and/or (iii) the inaccuracy in any material respect of any representation or warranty made by the Company in this Agreement; provided, however, that with respect to an event described in
(i) or (ii) above, if the Company has performed any such obligation, covenant or agreement prior to the expiration of such thirty (30)-day period, such failure to perform shall not constitute a Company Event of Default.

          Company Marketing Costs:  As defined in Section 5.1(b) hereof.

          Company Portion: That portion of the Company Allocation, as determined by the Company from time to time in its sole discretion upon notice to BP as provided in Section 19.2 hereof, not to exceed *** during each Contract Year, prorated for Contract Years of less than twelve months.

          Company Taxes: All taxes, if any, (other than capital stock, income or excess profit taxes, general franchise taxes imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation, and similar taxes) licenses, fees or charges levied, assessed or made by any governmental authority on the act, right or privilege of production, transportation, handling, sale, resale or delivery of Methanol produced, transported, handled, sold, resold or delivered under this Agreement or raw materials for the production of Methanol which (i) are measured by the volume in gallons, value or sales price of, or are otherwise based on factors respecting the production, purchase, transportation, handling, sale, resale or delivery of Methanol and
(ii) are imposed upon and paid by or for the account of the Company.

          Construction Completion Date. The Day the Unit has demonstrated its ability to meet the capacity and efficiency targets in the Engineering Agreement.

          Construction Expenditures: During the Construction Phase, all actual costs, expenses, fees and other charges contemplated by the plant budget (including incentives payable to John Brown pursuant to the Engineering Agreement) attached as an exhibit to the Engineering Agreement, as it may be amended from time to time, and all other costs, expenses, fees and other charges necessary to commence commercial operation of the Unit.

          Construction Phase: During the Term, the period commencing on the Effective Date and continuing until the Construction Completion Date.

          Contract Year: A period of twelve (12) consecutive months beginning on the first Day of January next following the Effective Date, and beginning on the first Day of January of each subsequent year during the Term hereof. The period of time from the Effective Date until the first day of the January next following the Effective Date, and the period of time from the first day of January last occurring during the Term to the end of the Term shall each be considered to be a Contract Year.

          Damages: Except to the extent included as Operating Expenses in Articles 7, 11 and 21 of this Agreement, any and all damages, losses, payments, expenses, obligations, claims, liabilities, fines, penalties, clean-up or remedial costs, costs of investigation, attorneys' fees, court costs, but excluding all consequential, incidental and indirect damages and lost profits.

          Day: The 24-hour period commencing at 7:00 a.m. Houston, Texas, time on one calendar day and ending at 7:00 a.m. Houston, Texas, time on the following calendar day. The date of a Day shall be that of its beginning.

          Declaration of BP Default:  As defined in Section 24.2 hereof.

          Declaration of Company Default:  As provided in Section 24.1 hereof.

          Delivery, Shipment and Storage Instructions: As defined in Section
4.12 hereof.

          Effective Date: August 1, 1994.

          Engineering Agreement: That certain Agreement for Design, Engineering, Procurement Support, Construction Management and Start-Up Services effective as of November 14, 1994 between the Company and John Brown, as it may be amended from time to time pursuant to the terms thereof.

          Estimated Delivery, Shipment and Storage Instructions: As defined in
Section 4.12 hereof.

          Force Majeure:  As defined in Section 26.2 hereof.

          Future Expansion Expenditures: All actual costs, expenses, fees and other charges, including but not limited to all Capital Expenditures, that are incurred by the Company after the Construction Completion Date to increase the capacity of the Unit to produce a volume of Methanol in excess of the Annual Stated Capacity.

          ICI Process: Technologies and know how of Imperial Chemical Industries PLC pursuant to the Company's existing license directed to the production of crude methanol from suitably purified and compressed gaseous mixtures containing hydrogen, carbon monoxide and carbon dioxide and to the production of refined methanol from crude methanol.

          Indemnifying Party:  As defined in Section 25.4 hereof.

          Indemnified Party:  As defined in Section 25.4 hereof.

          Insurance Coverages:  As defined in Section 11.1 hereof.

          John Brown: John Brown, a Division of Trafalgar House, Inc., and its successor and assigns.

          Joint Account Revenue: The gross revenue received by BP arising from sales of Methanol from the Methanol Pool during any Month including any gains or losses from swaps or exchanges (including, but not limited to, freight or duty saved), less any commissions, freight and other distribution costs incurred in delivering such Methanol and any costs incurred by BP in connection with the purchase of Methanol from third parties for the Methanol Pool from time to time.

          Lease and Production Agreement. That certain Amended and Restated Lease and Production Agreement dated August 8, 1994 between BP and the Company, as same may be amended from time to time pursuant to the terms thereof.

          Market Price: For any month, the price of methanol for such month as reported in the Transaction Index of the Methanol and Derivatives Pricing Table contained in the Methanol and Derivatives Monthly Business Report (published monthly by Petrochemical Consultants International), appropriately adjusted to reflect the FOB Gulf Coast price for methanol available to large volume users, or such other index or publication as BP and the Company may agree to utilize.

          Methanol: Methanol produced in the Unit and meeting the Specifications in effect from time to time pursuant to this Agreement and "methanol" (lower case) shall mean any methanol, regardless of whether it was produced in the Unit or meets the Specifications. The unit of measurement of Methanol shall be one United States gallon which may be converted to pounds using a factor of 6.63 pounds per gallon. All quantities given herein, unless otherwise expressly stated, are in terms of United States gallons.

          Methanol Plant Assets: The existing, idled methanol production facility at Texas City, Texas as of the Effective Date of which all or a portion will become part of the Unit in accordance with the terms of this Agreement.

          Methanol Pool: The volume of Methanol, consisting of the BP Contribution and the Company Contribution and other methanol meeting the Specifications obtained by BP by swaps, exchanges, purchases or otherwise for use in accordance with this Agreement, to be marketed by BP on behalf of the Company and BP as a single "pool", in accordance with the terms of this Agreement.

          Month: The period beginning on the first Day of a calendar month and ending on the first Day of the next succeeding calendar month.

          Operating Expenses:  As defined in Article 12 hereof.

          Operations Phase: During the Term, the period commencing on the Construction Completion Date and continuing until July 31, 2016, unless earlier terminated as provided herein.

          Plant: The Company's petrochemical plant located in Texas City, Texas.

          Quarter: During any Contract Year which is a calendar year, the period beginning on the first Day of the Months of January, April, July and October and ending on the first Day of the next succeeding April, July, October and January, respectively. During any Contract Year which is not a calendar year, Quarter shall mean a three (3) month period (or such lesser period prior to reaching the commencement of a calendar year as shall be applicable) commencing on the first Day of such period and ending the first Day of the next succeeding January, April, July or October, as the case may be.

          Reimbursable Expenditures: Construction Expenditures, Operating Expenses, Capital Expenditures and Future Expansion Expenditures, collectively.

          Scheduled Shutdown: After the Construction Completion Date, a period during which the Unit is shut down for the purpose of a Capital Project or such maintenance as has been agreed by the parties hereto in a Semi-annual Meeting or otherwise.

          Semi-annual Meetings: The meetings of representatives of the Company and BP to be held no later than four (4) weeks after the end of each March and September in each Contract Year during the Operations Phase.

          Specifications: The Methanol specifications, attached hereto as Exhibit A, as the same may be changed from time to time by written agreement between BP and the Company.

          Spills or Releases: Any emission, discharge, release or threatened emission, discharge or release of products, pollutants, contaminants, hazardous substances, toxic materials or solid or hazardous wastes into or upon ambient air, surface water, ground water or land, or subsurface strata or otherwise relating to the production, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of products, pollutants, contaminants, hazardous substances, toxic materials or solid or hazardous wastes, as any of the same relate to or affect or arise at any time in connection with or as a result of operation of the Unit, or the manufacture, processing, distribution, production, delivery, storage, shipment, treatment, sale, resale or use, disposal or transportation of Methanol or feedstocks, raw materials, intermediate streams, wastes or other materials used in or resulting from the production of Methanol at the Unit.

          Term:  As defined in Section 2.1 hereof.

          Third-Party Action:  As defined in Section 25.3 hereof.

          Third Party Offer:  As defined in Section 27.4 hereof.

          Unit: All real property at the Plant, together with all buildings, improvements and fixtures located and to be located thereon and equipment, piping and instrumentation relating thereto, which is used for the production, storage, shipment and delivery of Methanol, or which is used to support the production, storage, shipment and delivery of Methanol, in each case to the extent so used, and all improvements, replacements, substitutions, deletions, additions or other changes thereto from time to time.

                                   ARTICLE 2
                                     TERM
                                     ----
          2.1 The term of this Agreement shall commence upon the Effective Date and continue through July 31, 2016, unless earlier terminated as provided herein (herein referred to as the "Term").

          2.2 The Term shall be divided into two phases: the Construction Phase and the Operations Phase.

          2.3(a) The parties hereto agree that at all times prior to and after the Effective Date (i) the Company has been and will be the beneficial owner of the Methanol Plant Assets, (ii) the Company is entitled to all available depreciation, amortization, expense, and/or casualty loss deductions with respect thereto, and (iii) BP is not and will not be entitled to the benefit of any depreciation, amortization, expense, and/or casualty loss deductions with respect to the Methanol Plant Assets.

          (b) As a result of the payment of BP's share of Construction Expenditures, Capital Expenditures, and Future Expansion Expenditures for the After-Acquired Assets, the parties hereto agree that BP will be entitled to any and all depreciation, amortization, expense, and/or casualty loss deductions with respect to that portion of any Construction Expenditures, Capital Expenditures, and Future Expansion Expenditures paid for directly or through reimbursement by BP for the After-Acquired Assets.

          (c) The parties hereto agree that the Company will be entitled to any and all depreciation, amortization, expense, and/or casualty loss deductions with respect to that portion of any Construction Expenditures, Capital Expenditures, and Future Expansion Expenditures for the After-Acquired Assets paid for by the Company and not reimbursed by BP.

          (d) The Company shall be responsible for preparing and maintaining all appropriate books and records of expenditures associated with the Company's responsibilities under this Agreement which would allow the Company and BP to determine their respective share of depreciation, amortization, expense, or casualty loss deductions in accordance with this Agreement.

          2.4 Upon the expiration of the Term on July 31, 2016, the Company agrees to pay to BP an amount equal to *** remaining undepreciated book basis in any portion of the Unit with respect to any Construction Expenditure, Capital Expenditure or Future Expansion Expenditure to the extent paid for either directly or through reimbursement by BP, and BP shall have no right to receive any further payments at the expiration of the Term.

          2.5 Upon the termination of this Agreement by BP due to a Company Event of Default, the Company agrees to pay to BP an amount equal to *** of BP's remaining undepreciated book basis in any portion of the Unit with respect to any Construction Expenditure, Capital Expenditure or Future Expansion Expenditure to the extent paid for either directly or through reimbursement by BP, and BP, subject to Section 24.3 hereof, shall have no right to receive any further payments upon such termination of this Agreement. In the event of any other termination of this Agreement, the Company shall have all rights and remedies provided by Section 24.3 and shall have no obligation to pay BP any amounts in respect of its undepreciated book basis in any portion of the Unit with respect to any Construction Expenditure, Capital Expenditure or Future Expansion Expenditure to the extent paid for either directly or through reimbursement by BP.

          2.6 For purposes of Sections 2.4 and 2.5, BP's undepreciated book basis will be calculated utilizing a ten (10) year life and straight line depreciation. BP agrees to execute and deliver such instruments as the Company may reasonably require at the expiration or termination of this Agreement to reflect the termination of BP's right to depreciation, amortization, expense, or casualty loss deductions with respect thereto.

                                   ARTICLE 3
                              CONSTRUCTION PHASE
                              ------------------

          3.1 The Company has entered into the Engineering Agreement pursuant to which the Unit will be reconstructed and its capacity increased. The Engineering Agreement has been approved by BP. During the Construction Phase, BP shall reimburse the Company in accordance with Article 5 below for *** of all Construction Expenditures, except the cost of the initial catalysts for the Unit which will be purchased initially by the Company and the expense reimbursed by BP at the rate of *** per month for 48 months beginning September 1, 1996, based on an initial catalyst cost of ***.

          3.2 The Company and BP will establish a construction management team comprised of one representative of the Company and one representative of BP who will meet regularly during the Construction Phase to confer on the progress of the construction and consider any proposed changes, subject to any limitations of BP's and the Company's internal approval and control procedures.

          3.3 The Company shall notify the BP representative in advance and allow BP an opportunity to observe the tests for efficiency and capacity to be performed pursuant to the Engineering Agreement upon introduction of chemicals into the Unit so that BP can monitor such tests. Upon successful completion of such tests, the Company will notify BP of the Day on which the Construction Completion Date occurred and the amount of the initial Annual Stated Capacity determined as a result of such tests.

                                   ARTICLE 4
                               OPERATIONS PHASE
                               ----------------

          4.1 During the Operations Phase, BP shall reimburse the Company in accordance with Article 5 below for (a) *** of all Operating Expenses, subject to Section 5.5 below, (b) the BP Capacity Percentage of all Capital Expenditures approved by BP, and (c) *** of any Future Expansion Expenditures approved by BP.

          4.2 BP shall be entitled to receive, and agrees to take, the BP Allocation from the Company ratably on a monthly basis during the Operations Phase. All of the BP Allocation (referred to herein as the BP Contribution) shall be contributed by BP to the Methanol Pool to be marketed as provided in this Agreement.

          4.3 The Company shall be entitled to receive, and agrees to take, the Company Allocation ratably on a monthly basis during the Operations Phase. From the Company Allocation, the Company shall have the sole and exclusive right to use, sell or otherwise dispose of the Company Portion subject to Section 19.2 hereof. The Company expects to resell the Company Portion to a third party or parties, and the parties hereto agree that BP shall have no right to any proceeds or benefits from resales by the Company of the Company Portion nor any obligation or liability with respect thereto. After deduction of the Company Portion, if any, from the Company Allocation, the entire remainder of the Company Allocation (referred to herein as the Company Contribution) shall be contributed by the Company to the Methanol Pool to be marketed by BP as provided in this Agreement.

          4.4 Neither the Company nor BP shall have any right to take or receive Methanol from the Methanol Pool without paying Market Price therefor. All sales, swaps, exchanges and other transfers of Methanol from the Methanol Pool to the Company or BP shall be invoiced at Market Price, in accordance with
Article 5 below. All sales, swaps, exchanges and other transfers from the Methanol Pool by BP to any Affiliate of BP or the Company shall be made on an arms length basis, on terms no less favorable to the Methanol Pool than the terms available from unaffiliated third parties and with each such Affiliate being treated as if it were an unaffiliated third party. Sales, swaps, exchanges and other transfers of Methanol from the Methanol Pool to persons other than the Company, BP or Affiliates of BP or the Company shall be invoiced in accordance with the prices negotiated with such persons.

          4.5 Pursuant to the Lease and Production Agreement, BP has the obligation to provide methanol for the Plant's acetic acid unit, which obligation shall remain in full force and effect in accordance with the terms of the Lease and Production Agreement notwithstanding the execution and delivery of this Agreement. BP agrees to purchase from the Methanol Pool, if available, all of its requirements of methanol to be supplied to the acetic acid unit of the Plant pursuant to the Lease and Production Agreement, subject to contractual commitments existing on the date of execution of this Agreement and listed on Exhibit B attached hereto. It is the intention of the parties that the operation of the Company's acetic acid unit pursuant to the Lease and Production Agreement and the Unit pursuant to this Agreement shall be conducted on an arms length basis in accordance with the terms of such agreements so that neither facility subsidizes the operation of the other.

          4.6 The Company agrees to purchase from the Methanol Pool, if available, all of its requirements of methanol for the Plant (other than methanol for the acetic acid unit which will be provided by BP, as described above).

          4.7 BP shall market from the Methanol Pool on behalf of BP and the Company and in accordance with the marketing strategy developed by the management team pursuant to Section 4.8 hereof, all the Methanol not purchased for the Plant, pursuant to Sections 4.5 and 4.6 hereof. BP agrees that it will not purchase Methanol from the Methanol Pool for its own account for resale, swap or exchange. BP further agrees that in the event that BP arranges any swaps or exchanges of Methanol from the Methanol Pool, or purchases of methanol for the Methanol Pool, any benefit, loss or cost resulting therefrom (for example, transportation savings) shall be included in the calculation of the Joint Account Revenue. The decision to purchase methanol for the Methanol Pool shall be jointly made by the Company and BP.

          4.8 The Company and BP will establish a management team comprised of representatives from the Company and BP for the administration of the Methanol Pool having agreed powers and responsibilities for developing marketing strategy, tactical plans and similar matters and coordinating the production of Methanol and marketing of the Methanol Pool.

          4.9 Except as otherwise provided in Section 9.4 hereof, the Company will be responsible for the operation of the Unit, for obtaining and maintaining all related permits, for scheduling shipping and delivery, for loading any vessels in connection with sales from the Methanol Pool pursuant to BP's instructions, and for notifying BP of the actual amount of Methanol produced and shipped.

          4.10 BP will be responsible for all sales, marketing, shipping and delivery of Methanol from the Methanol Pool, including receiving orders, advising the Company of orders, billing, collecting, accounting for the Joint Account Revenue, and disbursing the Joint Account Revenue in accordance with
Section 5.3 below. In marketing Methanol from the Methanol Pool, BP will employ terms and conditions of sale reasonably acceptable to the management team including without limitation the liability limitations in Section 6.2 hereof. Any deviation from such terms and conditions will require the consent of both the Company and BP.

          4.11 At least fourteen (14) Business Days prior to the end of each Quarter during the Operations Phase, the Company shall notify BP (orally, in writing or in other mutually agreeable form) of the estimated volume of Methanol, if any, comprising the Company Portion for the following Quarter. At least fourteen (14) Business Days prior to the first Day of each Month during the Operations Phase, the Company shall notify BP of the firm volume of Methanol, if any, comprising the Company Portion for the following Month. The aggregate amount of the Company Portion for a Contract Year will not exceed the amount of the Company Portion specified in the statement delivered to BP pursuant to Section 19.2 hereof.

          4.12 On or before fourteen (14) Business Days prior to the end of each Quarter during the Operations Phase, BP shall provide notice to the Company (orally, in writing or in other mutually agreeable form) setting forth the estimated delivery, shipment and storage instructions of Methanol for the coming

Quarter (the "Estimated Delivery, Shipment and Storage Instructions"), which shall include estimated dates, volumes of deliveries, shipping and storage requirements of Methanol for such Quarter. At least five (5) Business Days prior to the first Day of each Month during the Operations Phase, BP shall provide notice in similar form to the Company setting forth the requested dates, volumes of deliveries, shipping and its storage requirements of Methanol for the coming Month (the "Delivery, Shipment and Storage Instructions"). The Company shall be entitled to rely on the Estimated Delivery, Shipment and Storage Instructions and the same shall be deemed to be the Delivery, Shipment and Storage Instructions unless or until actual Delivery, Shipment and Storage Instructions are received by the Company at least five (5) Business Days prior to the first Day of the coming month.

                                   ARTICLE 5
                           REIMBURSEMENT AND PAYMENT
                           -------------------------

          5.1 (a) BP shall reimburse the Company for its applicable percentage of Reimbursable Expenditures. It is the intention of the parties that the Company receive from BP full recovery of all Reimbursable Expenses to the extent of BP's applicable percentage of the Reimbursable Expenses. The Company shall, on or before the fifth Business Day of each Month, render to BP an invoice with reasonable supporting detail for the preceding Month showing the amount and type of Reimbursable Expenditures actually incurred by the Company during the preceding Month and the total amount due. BP shall pay each such invoice on or before the tenth Day after receipt thereof (or if such Day is not a Business Day, on the Business Day next following).

          (b) BP acknowledges that the Company will incur costs in coordinating its production activities with BP's marketing activities and otherwise supporting BP's marketing efforts that will not constitute Reimbursable Expenses (other than corporate overheads or the cost of personnel associated with the Lease and Production Agreement), as that term is used in this Agreement, including but not limited to those set forth in Exhibit D attached hereto ("Company Marketing Costs"). The Company acknowledges that BP will incur costs in performing its marketing obligations under this Agreement (other than corporate overheads or the cost of personnel associated with the Lease and Production Agreement) including but not limited to those set forth in Exhibit E attached hereto ("BP Marketing Costs"). The parties agree to (i) develop procedures to account for both the Company Marketing Costs and the BP Marketing Costs and (ii) cooperate to reduce these costs over time, subject to the requirements of the agreed marketing strategy and related production coordination and marketing support activities. If practicable, estimates of the BP Marketing Costs and the Company Marketing Costs for the next Contract Year shall be agreed at the fall Semi-annual Meeting. If the parties have agreed to such estimates, the monthly amount by which the estimated BP Marketing Costs exceed the estimated Company's Marketing Costs shall be deducted from the Joint Account Revenue monthly commencing the next Contract Year and reconciled to actual costs as the parties may determine necessary at the following fall Semi-annual Meeting by March 15 of the subsequent Contract Year as part of the reconciliation contemplated by Section 5.4.

          5.2 Both the Company and BP shall pay to BP the Market Price for all Methanol sold or delivered to them from the Methanol Pool. BP shall, on or before the fifth Business Day of each month render to the Company and BP an invoice for the preceding Month showing the quantity of Methanol sold or delivered to each from the Methanol Pool, the Market Price payable for such Methanol and the total amount due from each. The Company and BP shall each pay the amount due from it pursuant to such invoice on or before the tenth Day after receipt therefor (or if such Day is not a Business Day, on the Business Day next following).

          5.3 BP shall disburse all Joint Account Revenue to the Company and BP on a monthly basis. Disbursement shall be made for the Month two Months preceding the current Month. The disbursement of Joint Account Revenue shall be accompanied by a statement setting forth in reasonable detail the calculation of such Joint Account Revenue and shall be made on or before the fifteenth Day of each Month (or if such Day is not a Business Day, then on the Business Day next occurring) during the Term commencing on the second such date occurring after the Construction Completion Date. For example, BP shall disburse any Joint Account Revenue for June by August 15 of a Contract Year. At its option, BP may combine the payments to the Company due under Sections 5.1 and 5.3 of this Agreement into a single payment.

          5.4 For convenience during each Contract Year during the Operations Phase, Joint Account Revenue will be allocated equally to the Company and BP on a monthly basis (or in such other proportions as determined by the management team at the previous fall Semi-annual Meeting), subject to a year-end reconciliation by March 15 of the next Contract Year (or if such Day is not a Business Day, then on the Business Day next occurring). When the year-end reconciliation occurs, the Joint Account Revenue will be allocated in proportion to the percentage that the actual Company Contribution or the actual BP Contribution for each Month of such Contract Year, respectively, bears to the total volume of Methanol contributed to the Methanol Pool during each Month of such Contract Year, based on a monthly first-in first-out calculation. For example, when the year-end reconciliation occurs for a particular Month of a Contract Year, if Joint Account Revenue were $100,000 and the Company and BP contributed *** and ***, respectively, of the Methanol sold by the Methanol Pool during that Month, the Company would be entitled to *** of the total Joint Account Revenue (***) and BP would be entitled to *** of the total Joint Account Revenue (***) for such Month, notwithstanding the fact that the actual distribution during such Month was allocated equally. The year-end reconciliation shall be cumulative of all such adjustments for each Month during such Contract Year. BP shall include any adjustments required by the year-end reconciliation of Joint Account Revenue with the disbursement of Joint Account Revenue for February of the following Contract Year, accompanied by a statement setting forth in reasonable detail the calculation of such reconciliation. If necessary, BP may submit an invoice to the Company for any amounts owed as a result of the year-end reconciliation, and the Company shall pay such invoice on or before the tenth Day after receipt thereof (or if such Day is not a Business Day, on the Business Day next following).

          If at any time during a Contract Year either party believes that the difference between the estimated and actual allocations of Joint Account Revenue to either the Company or BP exceeds ***, then either party may request a mid-year reconciliation to be conducted in the same manner as a year-end reconciliation. At the end of the Term, a mid-year reconciliation shall be conducted in the same manner as a year-end reconciliation.

          Any unsold volumes of Methanol remaining in the Methanol Pool at the end of a Contract Year shall be allocated between the Company and BP on the basis of their respective contributions for that Contract Year and added to the Company Contribution or the BP Contribution for the following Contract Year.
Any Methanol remaining in the Methanol Pool after the end of the last Contract Year will be sold and BP shall allocate and distribute the Joint Account Revenue from such remaining Methanol as if it were a year-end reconciliation.

          5.5 The parties have agreed that (a) if at the end of any Contract Year, annual production of Methanol during that Contract Year was 150 million gallons or less, then the Company Allocation will be *** and the BP Allocation will be *** and that Operating Expenses will be allocated *** to the Company and *** to BP and (b) if at the end of a Contract Year, annual production of Methanol exceeded 150 million gallons, such excess production and related Operating Expenses will be allocated equally between the Company and BP. Accordingly, if at the end of any Contract Year, annual production of Methanol from the Unit exceeded 150 million gallons, the Company shall, within 30 Days of the end of such Contract Year reallocate to BP (a) *** of all volumes produced in excess of 150 million gallons for such Contract Year, and (b) *** of all Operating Expenses (calculated on an annualized basis) related to production in excess of 150 million gallons per year. The Company shall include any additional Operating Expenses due to such year-end reallocation with the invoice for expenses for January of the following year or submit a separate invoice for such Operating Expenses within 30 Days of the termination or expiration of this Agreement. BP shall pay such invoice on or before the tenth Day after receipt therefor (or if such Day is not a Business Day, on the Business Day next following). BP shall make a similar year-end reallocation of Joint Account Revenue, if necessary and include it with the statement of Joint Account Revenue for January of the following year, or submit a separate statement within 30 Days of the termination of expiration of this Agreement. The Company Portion shall not be affected by the reallocation of annual production or revenues in excess of 150 million gallons.

          5.6 If either BP or the Company has reason in good faith to dispute the accuracy of any invoice or portion thereof submitted to it hereunder, it will pay that part of the invoice which is undisputed in accordance with the provisions of this Article 5 and, after such dispute has been resolved, pay any balance due to the Company or BP, as the case may be, on or before the tenth day after the receipt by it of a replacement invoice submitted to it by the Company or BP (or if such Day is not a Business Day, on the Business Day next following).

          5.7 The Company and BP shall maintain sales, accounting, production, business and other records relating to this Agreement in accordance with usual and customary practices and standards in the methanol industry in respect of all matters referred to in this Article 5. Each shall provide the other access to such records and data pursuant to the provisions of Article 18 hereof.

          5.8 The suspension of the production of Methanol in the Unit by reason of Force Majeure shall not suspend either party's obligation to make the payments required hereunder.

          5.9 Delay in submission of invoices by either party shall not constitute a waiver of any right to receive payment hereunder.

                                   ARTICLE 6
                           CHANGES IN SPECIFICATIONS
                           -------------------------

     6.1 The Company shall employ the ICI Process in the production of Methanol. All methanol produced in the Unit and made available to the Methanol Pool will comply with the Specifications (unless otherwise mutually agreed) and shall be produced in accordance with established procedures and methods of manufacture. The Specifications shall not be changed unless agreed to in advance in writing by BP and the Company.

     6.2 No claim of any kind with respect to the conformance of methanol to the Specifications, whether based on contract, warranty, negligence, indemnity, strict liability or otherwise, shall be greater than the price of the nonconforming methanol, and the Company's sole obligation with respect to any methanol which does not conform to the Specifications shall be the replacement of such methanol with conforming product.

                                   ARTICLE 7
                        PRODUCT OWNERSHIP; RISK OF LOSS
                        -------------------------------

     7.1 At the time methanol is initially produced by the Company in the Unit, it shall be considered to be *** owned by the Company and *** owned by BP, subject to Section 5.5 hereof and the Company and BP shall share the risk of loss thereof as an Operating Expense. Methanol produced in the Unit shall be transferred by the Company by pipeline to the methanol storage tanks located at the Plant. While stored in such methanol storage tanks pending (a) transfers by pipeline to other units of the Plant as contemplated by Sections 4.5 and 4.6 hereof, (b) transfers pursuant to BP's authority to market volumes of Methanol in the Methanol Pool and/or (c) transfer by the Company to a third party as contemplated by Section 4.3, the Company shall be responsible for storage of the Methanol and the Company and BP shall share the risk of loss thereof as an Operating Expense.

                                   ARTICLE 8
                                    TESTING
                                    -------

     8.1 The methanol produced in the Unit shall be tested by the Company under the testing procedures and schedules established by the Company prior to the commencement of production, with the concurrence of BP. Such procedures and schedules may be changed from time to time by the agreement of BP and the Company. The Company shall maintain accurate records and data of any quality testing of methanol done by or for the Company and shall retain representative samples of such methanol for a reasonable period of time. The Company shall provide BP access to such samples and all records and data maintained by the Company with respect thereto pursuant to the provisions of Article 18 hereof.

     8.2 Confirmatory tests of the quality of shipments from the Methanol Pool of methanol produced in the Unit shall be performed at the time of delivery to the carrier and when requested by BP, either conducted by or in the presence of an independent surveyor, utilizing representative samples taken from the intake flange of any barge or other inland water or marine vessel, and from the tanks thereof where necessary, into which such methanol is loaded. The Company shall retain such samples for sufficient time to allow delivery to and acceptance by BP's customers of such methanol. The Company shall provide BP access to such samples and certifications and all records maintained by the Company with respect thereto pursuant to the provisions of Article 18 hereof.

     8.3 Subject to Section 6.2 hereof, methanol made pursuant to this Agreement shall be conclusively presumed as between the Company and BP to be in compliance with the Specifications unless, when tested according to the agreed procedures and schedules pursuant to the provisions of Sections 8.1 or 8.2 hereof, analysis shows the methanol tested not to have met the Specifications.

                                   ARTICLE 9
                     OPERATION OF UNIT AND RELATED MATTERS
                     -------------------------------------

          9.1 The Company shall operate the Unit from its acetic acid control room subject to the terms and conditions of this Agreement in a commercially reasonable manner provided that the Company shall comply in all material respects with applicable laws and regulations. The Company shall have the sole right to operate the Unit and determine operating procedure with respect thereto.

          9.2 The parties acknowledge that their relationship under this Agreement is contractual and not fiduciary in nature, and no higher standard of care applies to either party.

          9.3 The Company shall comply in all material respects with the requirements of governmental permits and authorities having jurisdiction now in force or which may hereafter be in force pertaining to the operation of the Unit and the production of Methanol.

          9.4 The Company agrees to consult with BP regarding the terms of any arrangements regarding the supply of natural gas to the Unit. The terms of any such arrangements shall be subject to approval by BP, which approval may not be unreasonably delayed or withheld.

                                  ARTICLE 10
                             SHUTDOWNS OF THE UNIT
                             ---------------------

          10.1 The parties agree that the Unit will be shut down for such periods of time as are required to accomplish the Scheduled Shutdowns. During Scheduled Shutdowns, the Company will not produce Methanol hereunder and it is the present intention of the parties to utilize the methanol storage tanks located at the Plant and such other storage as necessary to accumulate Methanol for delivery during such Scheduled Shutdowns. No Scheduled Shutdown shall affect the obligations of the Company or BP to make the payments due hereunder, or to perform the other covenants and agreements of the parties hereunder.

          10.2 The Company shall notify BP as soon as possible in the event of an unscheduled shutdown of the Unit. No unscheduled shutdown shall affect the obligations of the Company or BP to make the payments due hereunder, or subject to the provisions of Article 26 hereof the other covenants and agreements of the parties hereunder.

          10.3 In the event of any damage to or destruction of the Unit, the Company shall repair the Unit unless the parties agree otherwise. The Company and BP shall share the cost of any repair costs in excess of insurance proceeds in accordance with their respective Capacity Percentages, which costs shall be treated as approved Capital Expenditures. If the Company repairs the Unit, the parties' obligations under this Agreement shall continue. If the parties elect not to repair the Unit, this Agreement and the parties' obligations hereunder shall be terminated.

          10.4 Expenses of materials and equipment purchased in anticipation of a Scheduled Shutdown and expenses of unscheduled shutdowns shall be considered Operating Expenses and invoiced and reimbursed as such expenses are incurred in the ordinary course. However, in the event of a Scheduled Shutdown with expenses estimated to exceed ***, BP shall also be invoiced in the Month preceding such Scheduled Shutdown for *** of the estimated shutdown cost (excluding expenses already reimbursed by BP), with adjustments to actual expenses to be made after completion of the Scheduled Shutdown, unless otherwise agreed.

                                  ARTICLE 11
                                   INSURANCE
                                   ---------

          11.1 As of the Effective Date, the Company will obtain and maintain throughout the Term, subject to Section 11.2 hereof, the insurance coverages described on Exhibit C attached hereto in respect of the Unit and those parts of the Plant that serve the Unit. Unless the parties hereto otherwise agree, BP shall be named an additional insured on the policies providing casualty and property damage (excluding business interruption) and the general and excess liability portions of such coverages (collectively "Insurance Coverages"). The portions of premiums for and the cost of deductibles under Insurance Coverages attributable to the Unit shall be considered Operating Expenses. The Company shall allocate the portion of the premiums for and the cost of deductibles under Insurance Coverages attributable to other parts of the Plant that serve the Unit to the Company and BP on a commercially reasonable basis in accordance with its established practices for the rest of the Plant, which shall also be considered Operating Expenses. BP shall have no responsibility hereunder for the premium cost of, or the deductible expense associated with, business interruption insurance related to the Unit and those parts of the Plant that serve the Unit, and shall not be entitled to receive any of the proceeds paid under any such business interruption policy.

          11.2 The Company shall advise BP whenever any insurance policy or area of coverage listed on the Summary of Insurance Coverage as set out in Exhibit C to this Agreement is renegotiated or otherwise changed. BP shall be advised prior to making any major changes in these coverages and shall be afforded a reasonable opportunity to review such proposed changes.

                                  ARTICLE 12
                              OPERATING EXPENSES
                              ------------------

          12.1 "Operating Expenses" shall mean all actual costs, expenses, fees and other charges incurred by or on behalf of the Company after the Construction Phase in connection with the operation of the Unit during the Term to produce, store, ship and deliver methanol produced in the Unit, including but not limited to fixed and variable costs, factory indirect expense, plant overhead allocation, catalysts (other than the initial catalysts provided for in Section
3.1 hereof), Company Taxes, ad valorem and real estate taxes relating to the Unit, insurance (pursuant to Section 11.1 hereof), maintenance, and temporary and/or permanent shutdown costs.

          12.2 The cost of all catalysts (other than the initial catalysts provided for in Section 3.1 hereof) shall be included as an Operating Expense as incurred and not amortized.
                                  ARTICLE 13
                             CAPITAL EXPENDITURES
                             --------------------

          13.1 During the Operations Phase, BP shall reimburse the Company in accordance with Article 5 above for the BP Capacity Percentage of all Capital Expenditures approved by BP; provided, however, that (a) BP will not unreasonably withhold its approval for Capital Expenditures needed (i) to meet the Company's normal operating procedures, (ii) to ensure that the Unit and its operation and the production, delivery, storage, shipment, sale, resale, use, disposal or transportation of Methanol, feedstock, supplies and materials comply with applicable law and regulations, or (iii) to provide for the health, safety and welfare of the Company's employees on the Unit; and (b) whenever practicable, the Company shall provide BP a reasonable opportunity to propose any cost-effective changes or alternative approaches to any such proposed Capital Expenditures.

          13.2 For each Contract Year during the Operations Phase a capital budget shall be prepared by the Company and submitted for approval by BP no later than September 30 of the previous Contract Year, except in the case of the first partial year during the Operations Phase. Such capital budget shall consist of an outline description of and an estimate of the Capital Expenditures for each identified Capital Project and a lump sum provision in respect of other possible developments. Such capital budget will be discussed at the fall Semi-annual Meeting and approved in whole or in part by BP at or subsequent to that meeting, but in any event before the next succeeding January 1.

          13.3 Additional Capital Projects may be added to the capital budget described in Section 13.2 by the Company at any time during a Contract Year, provided that the approval of BP has first been obtained.

          13.4 The Company may commence a Capital Project and incur Capital Expenditures not contemplated by Section 13.2 or 13.3 hereof without the prior approval of BP where the Company determines that circumstances reasonably require; provided, however, that the Company shall at the earliest practicable opportunity notify BP of such Capital Project and Capital Expenditure. If BP does not approve such Capital Expenditure, the Company shall at its option (i) cease such Capital Project and Capital Expenditure, or (ii) continue such project and Capital Expenditure at its own cost; provided, however, that the Company may refer the matter to arbitration under Article 22 hereof.

          13.5 Capital Projects which individually or in the aggregate are expected to exceed *** in cost shall be analyzed by BP and the Company to determine whether and to what extent, if any, any portion of such Capital Project should be considered a Future Expansion Expenditure, and reimbursed by BP accordingly. In that case, only the incremental cost of the portion of the Capital Project that is determined to result in the expansion of the Unit will be considered a Future Expansion Expenditure, and the remainder of the cost of the Capital Project will be considered a Capital Expenditure for purposes of BP reimbursement.

                                  ARTICLE 14
                         FUTURE EXPANSION EXPENDITURES
                         -----------------------------

          14.1 From time to time during the Operations Phase, the Company may make Future Expansion Expenditures. BP shall reimburse the Company in accordance with Article 5 above for *** of any Future Expansion Expenditure approved by BP. BP shall reimburse the Company for, and the Company may make, any Future Expansion Expenditure, regardless of amount, in any Contract Year during the

Operations Phase if such project and such Future Expansion Expenditure have been included in the Company's operating plan contemplated by this Agreement for such Contract Year and such plan was approved by BP prior to the payment of such Future Expansion Expenditure. In the event BP declines to approve any Future Expansion Expenditure, the Company may proceed with such expenditure without any reimbursement from BP therefor, and the Company shall be entitled to all the benefits resulting therefrom, including without limitation the sole right to any increased production.

          14.2 The Annual Stated Capacity shall remain in effect notwithstanding Future Expansion Expenditures until such time as a new capacity test is performed and the Annual Stated Capacity is adjusted accordingly. A new capacity test may be requested by either the Company or BP at any time, but the Annual Stated Capacity will not be adjusted more frequently than once every twelve months, without the agreement of both the Company and BP.

                                  ARTICLE 15
                                   PERSONNEL
                                   ---------

          15.1 The Company shall at all times have sole authority with respect to all personnel matters involving the employees, consultants and third-party contractors at the Plant and the Unit, including, without limitation, salaries, benefits, compensation, indirect personnel costs, manpower needs, training, insurance, labor matters, working hours, job responsibilities, health and safety procedures, bonding and all other employee, personnel-related and contracting matters.

                                  ARTICLE 16
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------


          The Company represents and warrants to BP as follows:

          16.1 Organization, Good Standing and Corporate Power. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and perform its obligations hereunder.

          16.2 Authority Relative to Agreement. The execution, delivery and performance by the Company of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except insofar as enforcement may be limited by (i) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general principles of equity.

          16.3 No Conflict with Other Instruments or Proceeding. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by the Company of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any asset of the Company pursuant to any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which the Company is a party by which the Company may be bound or affected, or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Company is subject, or by which the Company may be bound or affected.

          16.4 No Litigation or Proceeding. As of the date hereof, there are no actions, suits, investigations or proceedings pending or to the Company's knowledge threatened against the Company at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by the Company.

          16.5 No Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1 HEREOF, THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED REPRESENTATION OR WARRANTY RELATING TO ANY METHANOL PRODUCED OR SOLD HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                 ARTICLE 17
                      REPRESENTATIONS AND WARRANTIES OF BP
                      ------------------------------------

          BP represents and warrants to the Company as follows:

          17.1 Organization. BP is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation in the State of Texas and has all requisite corporate power and authority to carry on its business as currently conducted, to own and operate the properties owned by it and to enter into this Agreement and perform its obligations hereunder.

          17.2 Authority Relative to Agreement. The execution, delivery and performance by BP of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by BP and is a legal, valid and binding obligation of BP enforceable in accordance with its terms, except insofar as enforcement may be limited by (i) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general principles of equity.

          17.3 No Conflict with Other Instruments or Proceedings. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by BP of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any of its assets pursuant to any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of BP, (ii) any mortgage, deed of trust, lease, contract, agreement or other instrument to which BP is a party or by which BP may be bound or affected, or (iii) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which BP is subject, or by which BP may be bound or affected,

          17.4 No Litigation or Proceedings. As of the date hereof, there are no actions, suits, investigations or proceedings pending or to BP's knowledge threatened against or affecting BP at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by BP.

                                  ARTICLE 18
                                    ACCESS
                                    ------

          18.1 Upon written request by BP from time to time, the Company shall provide to BP, its attorneys, accountants and other representatives, at BP's expense and subject to the receipt by the Company of confidentiality agreements no less onerous than apply to the parties hereto under Article 23 hereof, at reasonable times during normal business hours, access to the Company's books, records and accounts relating to the operation of the Unit and the performance of the Company's obligations under this Agreement, except as such access may be prohibited by licenses or sub-licenses from a third party to which the Company is a party or by which the Company is bound. BP shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at BP's expense, which copies may be removed from the premises of the Company and retained by BP, subject to the confidentiality provisions of Article 23 hereof.

          18.2 The Company agrees to permit representatives of BP, at BP's sole cost, expense, and risk to have access to the Unit, and to the Company's operating personnel, at reasonable times and on reasonable notice for the purpose of observing and asking questions about the present or proposed operations of the Unit (e.g.,in order to audit the environmental status and condition of the Unit) so long as such access (a) is consistent with the Company's contractual obligations under any licenses or sublicenses to which the Company is a party, and (b) does not materially disrupt the operation of the
Unit, or the Company's other activities at the Plant.   BP agrees to furnish the
Company with copies of all information and audits obtained or prepared in connection with such access.

          18.3 Upon written request by the Company from time to time, BP shall provide to the Company and its attorneys, accountants and other representatives, at the Company's expense and subject to the receipt by BP of confidentiality agreements no less onerous than apply to the parties here to under Article 23 hereof, at reasonable times and during normal business hours, access to BP's books, records and accounts relating to Joint Account Revenue, marketing of the Methanol Pool and the performance of BP's obligations under this Agreement. The Company shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at the Company's expense, which copies may be removed from the premises of BP and retained by the Company, subject to the confidentiality provisions of Article 23 hereof. BP shall make its employees and other representatives available to the Company at reasonable times on reasonable notice to discuss the present or proposed strategies relating to the marketing of Methanol from the Methanol Pool so long as such availability does not materially disrupt the performance of BP's obligations hereunder.

                                  ARTICLE 19
                                   MEETINGS
                                   --------

          19.1 At the Semi-annual Meetings, the representatives of BP and the Company on the management team shall review such matters as may be determined as appropriate by the parties.

          19.2 By no later than September 30 of each Contract Year during the Operations Phase (with the exception of the first Contract Year during the Operations Phase, if the Construction Completion Date is after September 30,
1996), (a) the Company shall deliver to BP a statement specifying (i) the amount of the Company Portion for at least the next Contract Year, and (ii) a proposed operating plan including proposed Capital Projects and Capital Expenditures and Future Expansion Expenditures) for the Unit, and the other equipment and property used in connection therewith, and (b) BP shall deliver to the Company a proposed marketing plan for the Methanol Pool based on the proposed operating plan, including volume and revenue forecasts, customers and similar matters, in each case prepared in good faith and upon realistic assumptions, for the following Contract Year. At or after the fall Semi-annual Meeting and in any event prior to the commencement of the next Contract Year, the parties shall formally agree on and adopt the operating plan and the marketing plan for the following Contract Year. In the absence of such an agreement on or before the first day of the Contract Year to which such proposed operating plan would, if agreed, apply, the Company shall be entitled to operate, maintain, repair, renovate, remodel, change and make expenditures as may be reasonably necessary for the operation of the Unit and in a manner consistent with the pattern of expenditure in the preceding Contract Year but excluding any Capital Expenditures unless approved by BP pursuant to this Agreement.

          19.3 BP will notify the Company and secure its consent prior to entering into any marketing agreement that would restrict the Company's ability to dispose of the entire Company Portion for a time period beyond the expiration of the most recently approved operating plan.

          19.4 Either the Company or BP may call additional meetings of the management team, as necessary.

                                  ARTICLE 20
                                     TAXES
                                     -----

          20.1 The parties recognize that, during the Term, major changes may occur in the system of federal, state and local taxation at the location of the Unit, which may materially alter the existing federal, state and local property, energy, franchise, income and sales tax systems presently in effect. It is the parties' intent that neither party will receive a tax benefit unintended by the parties under this Agreement associated with any change in such tax systems. In that case, the parties agree to modify this Agreement in an equitable manner.

          20.2 The parties agree to file all their respective federal, state, and local income tax returns in accordance with this Agreement and, in the event that any federal, state, and/or local taxing authority challenges either party's right to such depreciation, amortization, expense, and/or casualty loss deductions hereunder, the parties agree to cooperate with each other and to take all other reasonable and appropriate actions, to cause such taxing authority to accept such depreciation, amortization, expense, or casualty loss deductions as claimed. Unless otherwise agreed, each party shall be responsible for its own expenses in any such challenge. It is the parties' intent that neither party will receive a tax benefit unintended by the parties under this Agreement associated with any action by any taxing authority. In that case, the parties agree to modify this Agreement in an equitable manner.

          20.3 Any duty drawbacks, superfund drawbacks or similar payments with respect to the Methanol Pool will be included in the Joint Account Revenue.

                                  ARTICLE 21
                             FINANCIAL ASSURANCES
                             --------------------

          21.1 In the event any federal, state or other governmental authority requires the Company to provide financial assurances in connection with the Unit, its operations or any Spills or Releases, the Company will use its best efforts to provide the same, and BP will reimburse the Company for *** incurred in connection with providing such financial assurances as a part of the Operating Expenses (subject to Section 5.5 hereof), upon receipt of invoice therefor.

                                  ARTICLE 22
                                  ARBITRATION
                                  -----------

          22.1 All disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination hereof) shall, at the written request of either party, be finally determined and settled pursuant to arbitration at Houston, Texas, by three (3) arbitrators, one (1) to be appointed by the Company, one (1) by BP, and a neutral arbitrator to be appointed by such two (2) party-appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Any such arbitration may be initiated by a party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration and appointing such party's arbitrator for such arbitration. In the event that litigation has been initiated, the party's request for arbitration shall be made prior to the answer date of any litigation pending regarding such dispute, difference or question and failure to request arbitration by such date shall constitute a waiver of the right to arbitrate under this Agreement.

          22.2 Should (i) a party receiving an Arbitration Notice fail to appoint an arbitrator as hereinabove contemplated by written notice to the party giving the Arbitration Notice within ten (10) Business Days after the receipt of the Arbitration Notice, or (ii) the two (2) arbitrators appointed by or on behalf of the parties as contemplated in Section 22.1 hereof fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) Business Days after the date of the appointment of the last arbitrator appointed by or on behalf of the parties, then a Judge of the United States District Court for the Southern District of Texas, Houston Division, upon application of the Company or of BP, shall appoint an arbitrator to fill any such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

          22.3 The arbitration proceeding shall be conducted in the English language in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of a majority of the three (3) arbitrators. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by the Company and BP. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

                                 ARTICLE 23
                   CONFIDENTIALITY AND INTELLECTUAL PROPERTY
                   -----------------------------------------

          23.1 The agreement of the Company and BP as to confidentiality and intellectual property matters related to this Agreement is set forth in a separate agreement among the Company, BP and

BPCL entitled "Methanol Technical Services and Intellectual Property Agreement" effective on the Effective Date.

                                  ARTICLE 24
                         DEFAULTS; FAILURES; REMEDIES
                         ----------------------------

          24.1 If a Company Event of Default shall occur and be continuing, BP may, at its option, by written notice to the Company, declare the Company to be in default hereunder ("Declaration of Company Default"); provided, however, that a Declaration of Company Default shall not relieve or otherwise discharge the Company from the performance of its obligations under this Agreement.

          24.2 If a BP Event of Default shall occur and be continuing, the Company may, at its option, by written notice to BP, declare BP to be in default hereunder ("Declaration of BP Default"); provided, however, that a Declaration of BP Default shall not relieve or otherwise discharge BP from the performance of its obligations under this Agreement.

          24.3 Upon a Declaration of Company Default or a Declaration of BP Default, as the case may be, the non-defaulting party shall be entitled to pursue all rights and remedies provided at law or in equity for such breach or failure including, but not limited to, terminating this Agreement and seeking and recovering Damages therefor or the remedy of specific performance of this Agreement whether or not such remedy is otherwise normally available, subject to the right of either party to request arbitration pursuant to Article 22 hereof.

                                  ARTICLE 25
                                INDEMNIFICATION
                                ---------------

          25.1 From and after the Effective Date the Company shall indemnify and hold BP harmless from and against any and all Damages suffered or incurred by BP on account of or arising from or related to any liability to any third party whether incurred under statute, in tort or otherwise arising directly or indirectly from: (a) the production of methanol in the Unit; (b) the handling and storage of methanol and raw materials used in the production of methanol at the Plant;
(c) the loading of methanol for shipment from the Plant; and (d) Spills or Releases occurring before methanol passes the transport vessel's pipe flange for shipment from the Plant, except to the extent that such Spills or Releases are attributable to the acts, omissions or default of BP.

          25.2 From and after the Effective Date BP shall indemnify and hold the Company harmless from and against any and all Damages suffered or incurred by the Company on account of or arising from or related to any liability to any third party whether incurred under statute, in tort or otherwise arising directly or indirectly from: (a) the marketing and sale of methanol; (b) the shipment and delivery of methanol; and (c) Spills or Releases Requiring occurring after methanol passes the transport vessel's pipe flange for shipment from the Plant, except to the extent that such Spills or Releases are attributable to the acts, omissions or default of the Company.

          25.3 BP and the Company each agree that promptly after any of its officers becomes aware of the discovery of facts giving rise to a claim by it for indemnification hereunder ("Claim"), such party will provide notice thereof in writing to the other party. The failure of either party to so notify the other party of a Claim, where such failure results in insufficient time being available to permit the party receiving the notice or its counsel to defend against such Claim, shall relieve the other party from any liability in respect of such Claim. For purposes of this Section 25.3, receipt by a party of notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity (other than the other party to this Agreement) or governmental authority ("Third-Party Action") which may give rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 25.3. Any notice pursuant to this Section 25.3 shall set forth all information respecting the Claim and the Third-Party Action, if any, as such party shall then have and shall contain a statement to the effect that the party giving the notice is making a Claim pursuant to and formal demand for indemnification under this Article 25.

          25.4 For purposes of this Article 25, the term "Indemnifying Party," as to a particular Claim or Third-Party Action shall mean the party having or which is held to have an obligation to indemnify the other party with respect to such Claim or Third-Party Action pursuant to this Article 25 and the term "Indemnified Party" as to a particular Claim or Third-Party Action shall mean the party having or which is held to have the right to be indemnified with respect to such Claim or Third-Party Action by the other party pursuant to this
Article 25.

          25.5 Except as otherwise expressly provided herein, the Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Third-Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that with respect to any Claim arising from the assertion of any Third-Party Action, notice of the intention so to contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty
(20) days from the date of mailing by the Indemnified Party of notice to the Indemnifying Party of the assertion of the Third-Party Action. Any such contest with respect to a Third-Party Action may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate.
Except as otherwise expressly provided herein, such contest shall be conducted by attorneys employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If the Indemnified Party joins in any such contest, the Indemnified Party shall have full authority to determine all action to be taken with respect thereto. If after notice as provided for herein, the Indemnifying Party does not elect to contest any Third-Party Action as provided in this Section 25.5, the

Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and the Indemnified Party may (but shall have no obligation to) contest any such Third-Party Action or settle or admit liability with respect thereto, all for the account of the Indemnifying Party. At any time after the commencement of defense of any such Third-Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or the payment or compromise by the Indemnifying Party of the asserted Third-Party Action whereupon such action shall be taken unless the Indemnified Party so determines that the contest should be continued, and so notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable with respect to such Third-Party Action only to the extent of the lesser of (i) the amount which the third party taking the Third-Party Action had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to Indemnified Party, or (ii) such amount for which the Indemnifying Party may be liable with respect to such Claim by reason of the provisions hereof.

          25.6 If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the third party taking the Third-Party Action, or any cross-complaint against any other person or entity not a party hereto, but the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating.

          25.7 The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons or entities, including governmental authorities, taking Third-Party Action against the Indemnified Party or conference with representatives of or counsel for such persons or entities.

          25.8 The Indemnifying Party shall pay to the Indemnified Party, upon demand, the amount of any Damages to which the Indemnified Party may become entitled by reason of the provisions of this Article 25; provided, however, that the amount of any such Damages shall be reduced to the extent of any insurance proceeds received by the Indemnified Party for such Damages.

          25.9 Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in the event any suit, claim or proceeding is brought by any third party against either BP or the Company or both based upon the alleged non-conformance of methanol with the then applicable Specifications, BP and the Company shall share equally all costs, expenses, including reasonable attorneys' fees, losses and damages incurred in defending and settling or otherwise resolving such suit, claim or proceeding.

                                  ARTICLE 26
                                 FORCE MAJEURE
                                 -------------

          26.1 In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement (other than any obligation to make payment of any amount when due and payable hereunder), it is agreed that on such party giving notice and reasonably full particulars of such Force Majeure in writing to the other party within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch, unless the parties agree otherwise in accordance with Section 10.3 in connection with any damage to or destruction of the Unit. In the event of Force Majeure necessitating the allocation of Methanol, any output of Methanol from the Unit shall be allocated *** to BP and *** to the Company in accordance with Sections 4.2 and 4.3 above; provided, however in the event of Force Majeure that the Company Portion shall not exceed *** of such output.

          26.2 The term "Force Majeure," as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of government and people, civil disturbances, explosions, loss or interruption of feedstocks or utilities, breakage or accident to machinery, equipment, lines of pipe or property, freezing of machines, equipment, lines of pipe, or property, partial or entire failure of any machine, equipment, lines of pipe or other property, the occurrence of any Spill or Release and any regulatory, civil or criminal action with respect thereto and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension; such term shall likewise include in those instances where any party hereto is required to furnish materials and supplies or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the party of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.

          26.3 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

          26.4 Notwithstanding the provisions of Section 26.1 hereof, the failure by either party to perform any of its obligations under this Agreement shall be deemed not to have been caused by circumstances reasonably outside its control if such failure results from breakage or accident to machinery, equipment, lines of pipe or other property or the partial or entire failure thereof or the necessity to make repairs or alterations thereto which result from normal wear and tear which could be reasonably anticipated by a reasonably prudent operator or in circumstances where a reasonably prudent operator would have standby equipment or spare parts.

                                  ARTICLE 27
                                  ASSIGNMENT
                                  ----------

          27.1 This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns to the parties hereto. Except as expressly permitted hereby, neither party may assign this Agreement or its rights under this Agreement, including its rights to receive payments hereunder, to any other party without the consent of the other.

          27.2 Either party may assign this Agreement and all of its rights and obligations hereunder to any Affiliate of such party. The Company may assign this Agreement and all of its rights and obligations hereunder as collateral to any third party providing financing to the Company.

          27.3 It is agreed that (i) the sale, transfer or conveyance by BP or the Company of all or substantially all of its assets, or (ii) the merger, consolidation, reorganization or recapitalization of BP or the Company with any third party, or (iii) the change of control of BP or the Company, whether effected by stock purchase, statutory share exchange, or otherwise, shall not constitute an assignment of this Agreement by BP or the Company, but BP or the Company (as the case may be) shall, as a condition precedent to the closing of any sale, transfer or conveyance referred to in clause (i) above, require the purchaser or transferee to assume all rights and obligations of BP or the Company (as the case may be) under this Agreement. In the event that the Company sells or otherwise transfers or conveys all or substantially all of the assets constituting the Plant, such sale, transfer or conveyance shall not constitute an assignment of this Agreement by the Company, but the Company shall, as a condition precedent to the closing of such sale, transfer or conveyance, require the purchaser or transferee to assume all rights and obligations of the Company under this Agreement.

          27.4 In the event that the Company proposes to sell, transfer or convey all or substantially all of its interest in the Unit to a third party which is not acquiring control of the Company by merger or the purchase of all of the Company's stock or assets ("Third Party Offer"), the Company shall provide BP written notification setting forth the identity of such third party and the proposed terms of such Third Party Offer prior to entering into any agreement with such third party and afford BP an opportunity, within thirty (30) Days' receipt of such notification, to purchase the assets subject to the offer on the identical terms of such Third Party Offer if BP, in its sole discretion, elects to do so. In the event BP does not agree to purchase the assets on the identical terms of the Third Party Offer within such time period, or if BP fails to close in accordance with the terms of such offer, then the Company shall be free to sell, transfer or convey such interests in accordance with such Third Party Offer.

          27.5 No assignment, transfer or conveyance of this Agreement by either party shall relieve the assigning party of any of its obligations, liabilities or duties hereunder, unless the other party hereto shall agree otherwise. Any assignment of this Agreement by either party, except assignments as collateral, shall be accompanied by the contemporaneous assumption by the assignee of all rights and obligations of assignor hereunder.

                                  ARTICLE 28
                                    GENERAL
                                    -------


          28.1 Notices. Except as otherwise specifically provided, any notice provided for by this Agreement and any other notice, demand or communication which any party may wish to send to another shall be in writing and either delivered in person or sent by registered or certified United States mail, postage prepaid, return receipt requested, in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party's address as set forth below:

             (a)  Company:       Sterling Chemicals, Inc.
                                 1200 Smith Street
                                 Houston, Texas  77002
                                 Attention:  Vice President-Commercial

                  Copy To:       Sterling Chemicals, Inc.
                                 1200 Smith Street
                                 Houston, Texas  77002
                                 Attention:  General Counsel

             (b)  BP:            BP Chemicals Inc.
                                 4440 Warrensville Center Road
                                 Warrensville Heights, Ohio  44128-2837
                                 Attention:  Vice President Acetyls

                  Copy To:       BP Chemicals Inc.
                                 1 Second Avenue South
                                 Texas City, Texas  77590
                                 Attention:  Product Manager Acetyls

          Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 28.1. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or communication, shall be deemed to be the receipt of the notice, demand or communication as of the date of such inability to delivery or the rejection or refusal to accept.

          28.2 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without reference to principles of conflicts of law, and BP agrees that any legal or equitable action with respect thereto shall be brought exclusively in the federal or state courts in Harris County, Texas. BP hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of Texas, Houston Division and any District Court of the State of Texas in Harris County in any action, suit or proceeding brought against it and related to or in connection with this Agreement or the transactions contemplated hereby, and to the extent permitted by applicable law, BP hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or any document or any instrument referred to herein or the subject matter hereof may not be litigated in or by such court.

          28.3 Heading. The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

          28.4 Modifications and Waivers. Except as expressly provided herein to the contrary, no termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect of any occurrence or event on the occasion shall not be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

          28.5 Entire Agreement. This Agreement, including the other agreements and instruments herein provided for or referred to, supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby, and contains the entire agreement of the parties.

          28.6 Severability. Any provisions hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall be ineffective as to such jurisdiction, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement is deemed to be a valid and binding agreement enforceable in accordance with its terms.

          28.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument.

          28.8 Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          28.9 Public Statements. The parties hereto agree to consult with one another prior to issuing any public announcement or statement with respect to the transactions contemplated herein.

          28.10 No Partnership or Agency. This Agreement shall not be construed to create a partnership, joint venture, association or other entity or business organization or to create a principal-agent or other fiduciary relationship or relationship of special trust and confidence between the Company and BP.

          28.11 No Transfer of Title. The Company expressly does not by the terms of this Agreement sell, transfer or assign to BP any title or interest in the Methanol Plant Assets, or any of the Company's other assets or properties, and BP does not by the terms of this Agreement acquire any title or interest therein, except that the parties acknowledge BP's economic interest in the After-Acquired Assets as set forth in Section 2.3(b) of this Agreement.

          28.12 Payments. All sums and amounts payable or to be payable pursuant to this Agreement shall be payable in immediately available funds and in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America and shall be made by wire transfer of immediately available funds to such bank and/or account in the continental United States for the account of the payee as from time to time the payee shall have directed to the payor in writing, or, if no such direction shall have been given, by check to the payee in the manner and at the address set forth above. Whenever in this Agreement BP is required to pay or reimburse the Company upon receipt of invoice or otherwise when no due date for payment is specifically provided, payment shall be due on the tenth Day after receipt of invoice or other statement (or if such Day is not a Business Day, on the Business Day next following), and shall be made in the manner set forth above.

          28.13 Survival. The obligations of the parties hereunder shall survive the expiration of the Term or earlier termination of this Agreement, except as expressly set forth herein.

          28.14 Memorandum of Agreement. The parties hereto agree to execute, at the request of either party, a short form memorandum of this Agreement in a form mutually agreeable and sufficient for purposes of recording the material terms and conditions of this Agreement as a matter of record in the appropriate recording office or offices in Texas. Upon the expiration of the Term or earlier termination of this Agreement, the parties hereto agree to execute, at the request of either party, a release of said memorandum acknowledging said expiration or termination in the appropriate form for recordation.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written, but effective as of the Effective Date.

                                 BP CHEMICALS INC.,
                                 an Ohio corporation



                                 By:                R.R. Mesel
                                        ---------------------------------
                                 Name:           Robert R. Mesel
                                        ---------------------------------
                                 Title:             President
                                        ---------------------------------

                              STERLING CHEMICALS, INC.,
                              a Delaware corporation



                              By:          Robert W. Roten
                                     ------------------------------
                              Name:        Robert W. Roten
                                     ------------------------------
                              Title:          President
                                     ------------------------------

                                   EXHIBIT A

                             METHANOL SPECIFICATION



     Acetone, wt % max                        .003

     Acidity, (as acetic acid) wt. % max      .003

     Alkalinity (as NH3), Wt % max            .003

     Appearance                               Clear and free of suspended matter

     Carbonizable substances, max. (Pt-Co)    30

     Color, max, (Pt-Co)                      5

     Distillation Range, at 760 mm hg         Not more than 1 (degree) C to include 64.6 (degree) C

     Ethanol, ppm max                         50

     Hydrocarbons                             No cloudiness

     Methanol content, Wt. % min              99.85

     Non-Volatile Matter, Wt./V% max          .001

     Odor                                     Characteristic, non-residual

     Permanganate time, min at 15 (degree) C  50

     Specific Gravity, @ 20/20(degree) C max  .7928

     Water, Wt. % max                         .1


                                   EXHIBIT B

                           BP CONTRACTUAL COMMITMENTS




1.      ***

2.      ***

                              SUMMARY OF COVERAGES
                          FOR STERLING CHEMICALS, INC.
                                   EXHIBIT C

                                                                   BP as               Insurance
No.  Type of Insurance              Amounts or Limits        Additional Insured        Company           Expiration
---  -----------------              -----------------        ------------------        ----------        ----------
 1.  Workers Compensation           Statutory $1,000,000-          No                  Reliance              7/1/97
                                    Employers Liability

 2.  Automobile Liability           $2,000,000 each occurrence     No                  Reliance              7/1/97

 3.  Excess Liability               $25,000,000 each occurrence    Yes                 Primex, Ltd.          7/1/97
     Excess to $1 Million SIR       and aggregate

 4.  Excess Liability               $100,000,000 each loss         Yes                 XL. Insurance Group   7/1/97
     Excess to Primex               $100,000,000 aggregate

 5.  Terminal Operators             $125,000,000 each occurrence   Yes                 Lexington et. al.     7/1/97
     including Stevedores &
     Wharfingers Legal Liability

 6.  Property Damage                $500 million any occurrence,   Yes                 CIGNA, Hartford      10/1/96
     and Boiler & Machinery         combined all risks.                                Starr Tech, Zurich,
                                    Includes: Flood; Earthquake                        et. al.
                                    Extra Expense; Service
                                    Interruption; Hazardous
                                    Cleanup;
                                    Debris Removal; Land Transit;
                                    Others.


                                   EXHIBIT D

                            COMPANY MARKETING COSTS



                                      ***

                                   EXHIBIT E





                                      ***